UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2008

PLAINS EXPLORATION & PRODUCTION COMPANY
(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470
(Commission File No.)

700 Milam, Suite 3100
Houston, Texas 77002
(Address of Principal Executive Offices)
(Zip Code)

Registrant's telephone number, including area code:  (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On February 13, 2008, Plains Exploration & Production Company (“PXP”) entered into an Amendment No. 1 to the Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A. as administrative agent and the lenders party thereto (the "First Amendment"), which amends the senior revolving credit facility that closed on November 6, 2007 (the "Credit Facility").  Upon completion of the previously announced sales to XTO Energy Inc. (“XTO”) and OXY USA Inc. (“OXY”), the aggregate commitments of the lenders under the Credit Facility will be decreased by $1.0 billion to $1.9 billion and the borrowing base will be reduced by $400 million to $2.5 billion, subject to the existing interim redetermination provisions in the Credit Facility.  In addition, the amendment allows PXP to redeem or repurchase up to $1.0 billion of its common stock upon the closing of the XTO and OXY sales subject to certain conditions being met.  The other terms and conditions of the Credit Facility are substantially the same.  The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment, which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

Item 2.01  Completion of Acquisition or Disposition of Assets

On February 15, 2008, PXP sold its interests in oil and gas properties located in the San Juan Basin in New Mexico and in the Barnett Shale in Texas to XTO for approximately $200 million in cash pursuant to a Purchase and Sale Agreement dated as of December 14, 2007, and effective as of January 1, 2008, between subsidiaries of PXP and XTO (the “Purchase and Sale Agreement”).  As previously announced, pursuant to the Purchase and Sale Agreement, PXP will purchase from XTO for $20 million its 50% working interest in the Big Mac prospect area located on the Texas Gulf Coast.  As a result, PXP will have a 100% working interest in the Big Mac prospect area.  The transaction is expected to close before the end of the first quarter 2008 subject to customary closing conditions and adjustments.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 13, 2008, the Organization & Compensation Committee (the “Committee”) of the Board of Directors of PXP determined the base salaries for the executive officers of PXP for fiscal 2008, as well as the discretionary annual cash bonus awards to be made to the executive officers of PXP for fiscal 2007.  Payment of bonuses is based on performance measures considered by the Committee.

Effective March 1, 2008, the base salary of James C. Flores was increased to $1,200,000 and the base salary of each of Messrs. Bourgeois, Talbert and Wombwell was increased to $650,000.  The target bonus for each of Messrs. Flores, Bourgeois, Talbert and Wombwell is equal to his respective base salary.

The cash bonus awards earned in 2007, which will be paid in late February 2008, are as follows:

Name and Title	Bonus Amount
James C. Flores, Chairman of the Board, President and	$1,200,000
Chief Executive Officer

Doss R. Bourgeois, Executive Vice President—	$650,000
Exploration & Production

Winston M. Talbert, Executive Vice President and	$650,000
Chief Financial Officer

John F. Wombwell, Executive Vice President, General	$650,000
Counsel and Secretary

Item 9.01 Financial Statements and Exhibits

(c) Exhibit

4.1
Amendment No. 1 to Amended and Restated Credit Agreement, dated as of February 13, 2008, among Plains Exploration & Production Company, as borrower, each of the lenders that is a signatory thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: February 20, 2008	/s/ Cynthia A. Feeback
Cynthia A. Feeback
Vice President—Accounting, Controller and Chief Accounting Officer

EXHIBIT INDEX

4.1
Amendment No. 1 to Amended and Restated Credit Agreement, dated as of February 13, 2008, among Plains Exploration & Production Company, as borrower, each of the lenders that is a signatory thereto, and JPMorgan Chase Bank, N.A., as administrative agent.